Lincoln Benefit Life Company

1221 N Street, Suite 200

Lincoln, Nebraska 68508

Phone: (888) 674-3667

April 1, 2016

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.    20549

RE:	Acceleration Request

Post-Effective Amendment No. 1 to Registration Statement on Form S-1

File No. 333-203376

Principal Underwriter:    Allstate Distributors, L.L.C.

Members of the Commission:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, acceleration of the above-referenced Post-Effective Amendment No. 1 to Registration Statement on Form S-1 is hereby requested to April 29, 2016.

Please direct any questions or comments to me at (203) 653-3886.    Thank you.

Very truly yours,

LINCOLN BENEFIT LIFE COMPANY

/s/ Robyn Wyatt
Robyn Wyatt
Chief Financial Officer, Treasurer and Executive Vice President

(ALLSTATE LOGO)

Angela K. Fontana

Assistant Secretary

April 1, 2016

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.    20549

RE:	Acceleration Request

Post-Effective Amendment No. 1 to Registration Statement on Form S-1

File No. 333-203376

Principal Underwriter:    Allstate Distributors, L.L.C.

Members of the Commission:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, Allstate Distributors, L.L.C., in its capacity as principal underwriter, hereby requests acceleration of the above-referenced Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to April 29, 2016.

Very truly yours,

ALLSTATE DISTRIBUTORS, L.L.C.

/s/ Angela K. Fontana
Angela K. Fontana
Assistant Secretary

Allstate Distributors, L.L.C.

3075 Sanders Road, A2E Northbrook, IL    60062

T 847.402.9365          F 847.326.7323         E afontana@allstate.com